Exhibit 99.2

For more information contact:
Erica Mannion
Sapphire Investor Relations, LLC
(212) 766-1800 ext. 203
FOR IMMEDIATE RELEASE – February 5, 2008
Thomas P. Byrne Named President and Chief Operating Officer of LoopNet, Inc.
SAN FRANCISCO, CA (February 5, 2008) — LoopNet, Inc. (NASDAQ: LOOP), which operates the largest online commercial real estate marketplace, announced today that Thomas P. Byrne has been promoted to President and Chief Operating Officer of LoopNet, Inc. In this newly created position, reporting to the Chief Executive Officer Richard Boyle, Byrne will have full P&L responsibility and lead day-to-day business operations, marketing, sales, account management, engineering and product development of the company.
“We are very fortunate to have someone of Tom’s exceptional leadership and management capability as LoopNet’s new President and Chief Operating Officer. For more than five years, Tom has built and managed our marketing, sales, client service and account management teams, and has consistently over-delivered on the company’s revenue, expense and operating targets,” said Richard Boyle, Chief Executive Officer and Chairman. “It has been my pleasure to work closely with Tom and the rest of our management team to build a great organization, and I look forward to the opportunity to build upon this success long into the future. The creation of this new position allows LoopNet to better align the organization to take advantage of the tremendous current and future growth opportunities.”
“It is truly impressive what LoopNet has been able to accomplish over the past many years. Its execution and strategy have been near flawless and the caliber of its management team is exceptional. Tom has been integral to the company’s overall success and it is exciting that LoopNet can tap an internal candidate with such exceptional capability and knowledge of the LoopNet business to help lead it into the future,” said Scott Ingraham, a LoopNet Board Member. “Under Tom’s leadership and direction, LoopNet has grown revenues more than 10x during his tenure and has achieved five consecutive years of operating profit growth.”
Byrne joined LoopNet in July 2002. As the Chief Marketing Officer and Senior Vice President of Sales and Marketing, Byrne has built and managed LoopNet’s marketing, sales, client service and account management teams. Prior to joining LoopNet, Byrne served as Group Vice President of NextCard’s Secured Card business unit responsible for the business unit’s P&L and for all functional groups including strategy, marketing, client services, portfolio management and finance. Byrne successfully led the NextCard business unit to cashflow breakeven and profitability. Prior to NextCard, Byrne held management positions at McKinsey & Company and spent five years with Prudential working in various investment capacities, including the Prudential Real Estate Group, in both commercial real estate and mortgage loan workout groups. Byrne holds an MBA from the Harvard Business School and has a B.S. of Electrical Engineering, with highest honors, from Georgia Tech.
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Thomas P. Byrne Named President and Chief Operating Officer of LoopNet, Inc.
February 5, 2008

About LoopNet
LoopNet, Inc. is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
LoopNet customers include virtually all of the top commercial real estate firms in the U.S., including CB Richard Ellis, Century 21 Commercial, Coldwell Banker Commercial, Colliers International, The CORE Network, Cushman & Wakefield, First Industrial Realty Trust, Grubb & Ellis, Lincoln Property Company, Marcus & Millichap, NAI Global, Prudential, RE/MAX, Sperry Van Ness, The Staubach Company and TCN Worldwide.
LoopNet also owns and operates BizBuySell.com, the largest and most heavily trafficked online exchange for businesses for sale in North America, with more business listings, users and search activity than any other website. BizBuySell also has the largest database of sale comparables for recently sold businesses.
This release contains forward-looking statements regarding LoopNet’s online commercial marketplace, our customers, our strategic alliances, the continuing adoption of the Internet to market and search for commercial real estate and the value we provide to our members. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to, economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into Premium Members and retain such Premium Members, our ability to receive timely and accurate sales data from our partners, seasonality, our ability to manage our growth, our ability to retain key members of our management team, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in our filings with the Securities and Exchange Commission (SEC). Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.LoopNet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release that are based on information available to us as of the date of this release.
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